RCI 2Q18 Club & Restaurant Total & Same-Store Sales Continue to Grow

●	Total Club and Restaurant Sales of $40.8 Million—Up 19.7% YOY

●	Same-Store Sales of $35.3 Million—Up 4.8% YOY

HOUSTON—April 10, 2018—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced total and same-store sales for its Nightclubs and Bombshells restaurant segments for the second fiscal quarter ended March 31, 2018. The company plans to report complete 2Q18 results on May 10, 2018.

2Q18 vs. 2Q17

●	Total club and restaurant sales: $40.8 million compared to $34.0 million

●	Consolidated same-store sales: $35.3 million compared to $33.7 million

●	Nightclubs segment sales: $35.2 million compared to $29.7 million (38 units vs. 37)

●	Bombshells restaurant segment sales: $5.6 million compared to $4.4 million (5 units vs. 4)

CEO Comment

Eric Langan, President and CEO, commented: “Fiscal 2018 sales have continued to do well with record second quarter club and restaurant sales and strong same-store sales, in line with the positive year over year trends we’ve been seeing.

“Sales improved across the board in 2Q18. Nightclubs increased 18.5% in total sales and 5.1% on a same-store basis, while Bombshells grew 28.0% in total sales and 2.7% on a same-store basis. New units added $5.4 million in sales, primarily due to Scarlett’s Cabaret Miami, which we acquired in 3Q17, and the second full quarter of Bombshells Restaurant & Bar on Highway 290 in Houston.

“January was good despite tough weather in some markets. February benefitted from traffic in multiple markets created by the pro football championship. March was our strongest month in the quarter for both segments, in particular, our Bombshells sports bars in Texas, which were driven by the continued success of the Houston Rockets and major college basketball tournaments.

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“During 2Q18, the status of two small clubs changed. We decided to close Club Onyx Dallas after numerous attempts to improve results. We are now actively marketing the property. We also closed Hollywood Hunt Club and are now renting out the property.

“To sum up, our existing portfolio of clubs and restaurants are doing well. On top of this, we have the imminent opening of our newest Bombshells in the fast growing Houston suburb of Pearland, and three more Bombshells in various stages of development in the Greater Houston market. In addition, we have renewed our discussions with prospective club acquisition targets.”

Notes

●	Nightclubs and Bombshells segment sales do not include sales from non-core operations.

●	Sales numbers are preliminary and subject to final closing.

●	Unit counts are at period end.

●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis and other cities operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition, and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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